Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and deemed effective as of September 26, 2008, by and between Tech Power, Inc., a Nevada corporation (“TCPW”), on one side, and Matthew J. Marcus (“Executive”), on the other side, with reference to the herein recitals, terms and conditions.

RECITALS

WHEREAS, Executive is negotiating the purchase of 40,000,000 (forty million) shares of TCPW’s common stock valued at $0.01 per share or $400,000.00 from the Company and Executive will thereby gain a significant equity position thereby;

WHEREAS, TCPW recognizes the experience and knowledge of Executive in matters relating to the TCPW’s future business activities as a public company, and further, recognizes that it is in the best interests of TCPW to retain the services of Executive;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:

AGREEMENT

Employment.

TCPW hereby employs Executive as TCPW’s Chairman of the Board and Chief Executive Officer, and Executive hereby accepts employment by TCPW in accordance with the terms and conditions set forth in this Agreement.

Term.

Executive’s initial term of employment and the services to be provided hereunder shall commence on September 26th , 2008 and continue for a period of one (1) year from such date (the “Initial Term”), subject to earlier termination as hereinafter provided.

Compensation.

TCPW shall pay Executive the following aggregate compensation for all services rendered by him to TCPW under this Agreement:

3.1 Base Salary.

TCPW shall pay Executive a base salary during the term of this Agreement commencing at the rate of one hundred thousand dollars ($100,000) per annum (the “Base Salary”). The Base Salary shall be payable in arrears, in substantially equal monthly installments or more frequently in accordance with the policies of TCPW. TCPW shall review Executive’s base salary bi-annually with Executive for the purpose of determining a reasonable increase based on Executive’s service and performance, taking into consideration a good-faith assessment of any other incentive and/or bonus plans to which Executive may be a party. Such review shall be in accordance with TCPW’s policies and practices with other executives in similar positions with TCPW and its subsidiaries, if any. Notwithstanding the foregoing, any increase in Executive’s Base Salary shall be determined by TCPW at its sole discretion. In the event that TCPW is not able to pay the Executive’s salary in cash, the Executive’s salary will accrue and may be converted into common stock at a discount to the trading market value. Market Value will be the average closing price of TCPW common stock over the preceding 30 day period.

3.2 Annual Bonus.

TCPW shall pay Executive an annual bonus (the “Annual Bonus”) in a minimum amount of twenty five percent (25%) of Executive’s annual Base Salary based on the achievement of certain predetermined quantitative and qualitative goals related to the operating performance of TCPW as mutually determined and agreed upon by Executive and TCPW and in accordance with TCPW’s policies and practices.

3.3 Payment of Annual Bonus.

Executive’s Annual Bonus for each fiscal year shall be determined as soon as practicable following the end of each fiscal year, but in no event later than sixty (60) days following the end of each fiscal year. Any Annual Bonus due to Executive shall be paid promptly upon its final determination. TCPW shall cause and arrange to provide Executive with an annual statement showing the manner in which the Annual Bonus was calculated.

3.4 Other Benefits.

Executive shall be entitled to participate, to the full extent eligible and available in accordance with the terms of the program in which he desires to participate in all group life and medical insurance programs which TCPW shall from time to time have for the benefit of its officers, directors and/or employees, subject to the rules and requirements then in effect regarding participation of executives or employees therein. Executive shall also be entitled to participate in any management compensation and benefit program on a basis similar to that which is made available to other members of TCPW’s management team operating in a similar capacity as the Executive. TCPW reserves the right to modify, terminate, and/or reduce benefits at any time, provided such modification, termination and/or reduction is applied to all other members of the management team operating in a similar capacity as Executive.

Duties of Executive.

4.1 Business Development/Operations.

Subject to the oversight and direction of the TCPW’s board of directors, Executive shall be responsible for managing and developing all aspects of TCPW’s operations and business development affairs.

4.2 Additions and Changes.

Executive shall perform such reasonable additional work as may be required by TCPW from time to time under the terms and conditions and according to the directions, instructions and control of TCPW’s board of directors.

4.3 Best Efforts.

Executive shall devote his best skill, effort and attention to his duties set forth herein and to further enhance and develop TCPW’s business affairs, interests and welfare. Executive shall be entitled to perform his duties from whatever location he deems appropriate.

4.4 Policies.

Executive shall adhere to the employment policies of TCPW in effect from time to time. References to the policies or practices of TCPW shall mean its policies or practices of which Executive has notice as in effect and modified from time to time.

4.5 Other Employment.

Executive may engage in other employment without prior written consent of TCPW. Further, this provision shall not be construed to prevent the Executive from personally, and for Executive’s own account, owning, managing, investing or trading in real estate, stocks, bonds, securities, commodities, or any other forms of investment, so long as such owning, managing, investing or trading is not in competition with TCPW and does not interfere with the performance of Executive’s duties hereunder. However, Executive is not required to devote his full time to TCPW.

Expenses.

TCPW shall reimburse Executive for reasonable and necessary business expenses in accordance with the expense reimbursement policies and practices of TCPW and in accordance with a predetermined budget to be approved by the board of directors of TCPW.

Director’s and Officer’s Insurance.

TCPW shall be required to maintain, for the benefit of Executive, a director’s and officer’s policy of insurance.

Fringe Benefits.

TCPW shall provide Executive with all fringe benefits regularly provided to other similarly situated officers, directors of TCPW, generally and with such other fringe benefits as the Executive and TCPW shall mutually agree upon in writing.

7.1 Vacation.

 TCPW shall provide Executive with two (2) weeks of paid vacation as well as holidays in accordance with TCPW’s policies.

7.2 Insurance.

TCPW shall provide Executive with family health insurance pursuant to TCPW’s health insurance plan if one exists and in accordance with the policies and practices of TCPW.

Termination.

8.1 Termination with Cause.

TCPW may terminate Executive “with cause” without notice, for reason of Executive’s (i) misappropriation or embezzlement of funds of TCPW, (ii) intentional misrepresentation of a product or service offered by TCPW, (iii) soliciting a client’s or customer’s business for personal or competitive gain, (iv) use or sale of illegal drugs in the work place, or repeated intoxication from alcohol or controlled substances in the work place, (v) physical, mental or sexual abuse or harassment of any employee, customer or prospective client or customer, (vi) criminal negligence or criminal acts in the work place; (vii) commission of a felony or crime of moral turpitude, (viii) selling or providing confidential information of TCPW to a competitor, or (ix) theft or destruction of property of TCPW. TCPW may terminate Executive “with cause” if, after ten (10) days prior written notice by TCPW to Executive, Executive has failed to cure any of the following occurrences: (i) violation of TCPW policies or procedures, (ii) breach of any other of the covenants of this Agreement not specifically set forth in (i) through (viii) above, or (iii) breach of an employee’s customary obligations to the employer. In the event that Executive is terminated “with cause,” Executive shall be entitled solely to the payment of (i) Executive’s then current Base Salary through the date Executive is terminated and (ii) all accrued and unused vacation and sick leave as of the date of termination. Executive shall not be entitled to receive any other amounts or benefits from TCPW.

8.2 No Termination Without Cause.

TCPW may not terminate Executive “without cause.” In the event that TCPW terminates Executive “without cause,” Executive shall be paid (i) the equivalent of two years of Base Salary and minimum bonus commitment as well as all accrued and unpaid salary through the date of termination and (ii) all accrued and unused vacation and sick leave as of the date of termination in addition to other legal and equitable remedies available to Executive.

8.3 Termination Due to Executive’s Death or Disability.

In the event that this Agreement is terminated due to Executive’s death or disability (as defined below), Executive (or Executive’s legal representatives) shall be paid (i) nine (9) months’ Base Salary as severance, (ii) Base Salary through the date of termination, (iii) all Bonus payments earned through the date of termination or previously awarded and unpaid and (iv) all accrued and unused vacation and sick leave as of the date of termination. For purposes of this Agreement, the term “Disability” shall mean the mental and physical inability to perform satisfactorily Executive’s regular full time duties - with or without a reasonable accommodation - as determined by a physician chosen by mutual agreement of a physician selected by Executive and a physician selected by TCPW, provided, however, that any Disability which continues for thirty (30) days (whether or not consecutive) in any eighteen (18) month period shall be deemed a Disability.

Indemnification.

9.1 Definition.

As used in this provision, “Damages” means all claims, damages, liabilities, losses, judgments, settlements, and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding.

9.2 Terms of Indemnification.

TCPW agrees to indemnify, defend and hold harmless Executive from all Damages (i) proximately caused by the fault or negligence of TCPW, its officers, directors, employees or agents; (ii) which relate in any manner to the terms and obligations of this Agreement; (iii) which relate to any other failure by TCPW to comply with any terms of this Agreement; (iv) which relate to any failure by TCPW to comply with applicable laws and/or regulations in accordance with this Agreement; and/or (v) resulting from any breach of any representation, warranty, covenant or promise made by TCPW in this Agreement.

9.3 Notice of Claim.

TCPW shall promptly notify Executive in writing of any claim asserted by a third person that might give rise to any indemnity obligation hereunder. Failure of any TCPW to promptly give such notice shall not relieve that individual of his indemnification obligations under this Agreement. Together with or following such notice, TCPW shall deliver to Purchaser copies of all notices and documents received by such party relating to the asserted claim (including court papers).

9.4 TCPW Indemnification.

Executive will indemnify and hold harmless, previous board members and officers of the corporation from any claim that arises relating to the business activities of TCPW after the “closing” date.

Transfer and Assignment of Intellectual Property Rights.

Executive agrees to transfer and assign to TCPW all of his rights, if any, to that certain intellectual Internet property known as “InternetHoldingsCorp.com” “InternetBizExchnage.com” subject to TCPW’s full compliance with the terms and conditions of this Agreement. However, Executive expressly disclaims any (i) warranty as to the viability, marketability, and/or functionality of that Internet property. In no event shall Executive be liable or responsible for any claims made against that Internet property in any respect and TCPW will be indemnified for all claims made prior to the “closing” date, TCPW will not be held responsible for any claims or liabilities relating to the above mentioned Internet properties prior to closing.

Miscellaneous.

12.1 Survival of Representations and Warranties.

The representations and warranties of the parties including indemnification obligations contained herein shall survive following the termination of Executive’s employment with TCPW.

12.2 Waivers.

No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.3 Notices.

All notices, requests, demands and other communications, which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:

To Tech Power, Inc.; Mitchell S. Marcus, CEO

          21356 Nortdhoff Street, Suite 106

          Chatsworth, CA 91311

To Executive: Matthew J. Marcus

          18031 Irvine Blvd., Suite 101

          Tustin, CA 92780

          or to such other address as such party shall have specified by notice in writing to the other party.

12.4 Merger and Integration.

This Agreement contains the entire understanding of the parties. There are no representations, covenants or understandings other than those, either express, implied or referred to herein. Each party acknowledges that there are no conditions to this agreement other than those expressed or referred to herein. Each party further acknowledges that no other party or any agent or attorney of any other party has made any promise, representation or warranty whatsoever, express or implied or statutory, not contained or referred to herein, concerning the subject matter hereof, to induce him to execute this Agreement, and he acknowledges that he has not executed this Agreement in reliance on any such promise, representation or warranty not specifically contained or referred to herein.

12.5 Sections and Other Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.6 Governing Law.

This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties herein submit to personal jurisdiction and venue of a court of subject matter jurisdiction which is appropriate for Orange County.

12.7 Attorney’s Fees and Court Costs.

In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which, the prevailing party may be entitled.

12.8 Contractual Procedures.

Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore, may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

12.9 Partial Invalidity.

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

12.10 Further Assurances.

The parties agree to take all further actions, including execution of documents, which are reasonably necessary to effectuate the transaction contemplated by this Agreement.

12.11 Binding on Successors.

This Agreement and covenants and conditions herein contained shall apply to, be binding upon and inure to the benefit of the respective heirs, administrators, executors, legal representatives, assignees, successors and agents of the parties hereto.

12.12 Specific Performance.

The parties agree that remedies, at least for any breach or threat of breach of this Agreement, may be inadequate and that, in the event of any such breach or threat of breach, the non-breaching party will be entitled, in addition to all other rights and remedies otherwise available at law or in equity, to the equitable remedy of injunctive relief to enforce the provisions of this Agreement.

12.13 Joint Preparation.

This Agreement is to be deemed to have been jointly prepared by the parties hereto and any uncertainty and ambiguity existing herein shall not be interpreted against any party hereto, but according to the application of the rules of interpretation of contracts, if any such uncertainty or ambiguity exists.

12.14 Counterparts.

This Agreement can be executed in one or more counterparts and the counterparts signed in the aggregate shall constitute a single, original instrument. A facsimile/photocopy of this Agreement may be used in lieu of the original for all purposes.

12.15 Contingencies.

This agreement must be signed by all board members of TCPW in addition to the following other documents and actions: the lease agreement settlement must be signed, the stock purchase agreement must be signed, all board members must resign as officers and board members of TCPW effective immediately and Mr. Matthew J. Marcus must be elected as COB/CEO and is responsible for all outstanding obligations of TCPW.

IN WITNESS WHEREOF, the parties have executed this Agreement (consisting of 6 pages) so that it is deemed effective as of the day and year first written above.

Tech Power, Inc.	Matthew J. Marcus

By: /s/ Mitchell S. Marcus	By: /s/ Matthew J. Marcus

Mitchell S. Marcus/CEO	Matthew J. Marcus

Dated: 9/26/08	Dated: 9/26/08